SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

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|_|  Preliminary Proxy Statement                 |_| Confidential, for Use of
                                                     the Commission Only (as
|_|  Definitive Proxy Statement                      permitted by Rule 14a-6(e)
                                                     (2))
|X|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to ss. 240.14a-12

                          DETECTION SYSTEMS, INC.
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              (Name of Registrant as Specified In Its Charter)

                                    N/A
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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             As filed with the Commission on November 20, 2000


DETECTION SYSTEMS, INC.
130 Perinton Parkway
Fairport, New York 14450

                                                             November 20, 2000

Dear Shareholder:

      You are cordially invited to attend the 2000 Annual Meeting of shareholders of Detection Systems, Inc. to be held on December 19, at 2:00 p.m. Eastern Time at the Company's offices, located at 130 Perinton Parkway, Fairport, New York 14450. The enclosed notice of meeting and proxy statement describe the items to be considered and voted on at the annual meeting.

      Your Board and management want to enhance value for all shareholders and allow you to participate in the Company's growth from its investments. Since fiscal 1995, our sales have quadrupled and we have established operations in 14 countries. We have recently received national account commitments to use our award-winning network products as well as commitments to promote our Security Escort system. We have also received excellent reception for our new CCTV, fire and security protection products.

      In connection with our objective of enhancing value for all shareholders, we have entered into discussions with a limited number of parties regarding their strategic interest in the Company, which may include a joint venture arrangement, leveraged buyout, licensing agreement, minority investment or potential sale of the Company. Our goal is to enhance value for all shareholders, but we cannot guarantee that our nominees will be able to effect an immediate strategic transaction - neither can Ultrak, a dissident shareholder (and competitor) which is waging a disruptive and expensive proxy contest to take control of your Board. For reasons further explained below and in the enclosed proxy statement, we strongly oppose Ultrak's actions.

      You may have received proxy materials from George Broady of Ultrak claiming to give you certain facts and to "set the record straight" about the proxy contest. We believe Mr. Broady has not set the record straight, and ask you to consider the following:

-Mr. Broady believes that the Company should be sold immediately.

      We are concerned that Ultrak's nominees would approve a sale, even if the price is less than fair value. This concern is based on Ultrak's failure to address the issue of fair value and a statement by Mr. Broady that he wants the Company immediately sold due to Ultrak's cash needs. Ultrak recently held a meeting with a small group of the Company's shareholders in Rochester. Mr. Broady was asked whether his nominees would sell the Company for as little as $8 per share if that were the highest price immediately available; he responded that it would be up to his nominees. Although Ultrak's nominees would have fiduciary duties to all shareholders, due to their lack of experience we believe they might be influenced by Ultrak's views as to value and urgent need for cash. How low would Ultrak and its nominees be willing to go?

-Mr. Broady states that he is not interested in acquiring your Company.

      This is contrary to what Mr. Broady has repeatedly told me in the past. If Ultrak's nominees are elected and do not immediately sell the Company, they could establish close ties between Detection Systems and Ultrak, which we believe would hurt our employee and customer relationships. Our belief is based upon feedback we have received from some customers representing at least $4.9 million in sales in fiscal 2000 and employees at all levels.

-Mr. Broady stated that the concerns we have raised about the qualifications of his nominees are not important. We disagree.

      We believe that the nominees' qualifications are extremely important, because, if elected, they will direct the Company's operations. Compare his nominees to ours.

      Ultrak's nominees were hand-picked by Mr. Broady and do not have any industry experience or financial investment in the Company. At Ultrak's recent meeting of Detection Systems shareholders, Mr. Broady said his nominees were too busy to even attend! What qualifies them to be on your Board?

      In contrast, your Board's nominees are highly qualified due to their:
      (i) significant Company and industry experience; (ii) first-hand, working knowledge of the Company's strategy, operations and technology; (iii) personal stake in enhancing shareholder value (because of their investment in the Company); and (iv) positive financial track record.

-Mr. Broady says that Detection Systems has been "stiff-arming" Bosch. We disagree.

      We have held numerous discussions with Bosch since 1997. Bosch's representatives have visited our headquarters and production facilities. The Board utilized financial advisers in its evaluation of Bosch's acquisition proposal. After a thorough evaluation described in detail in the enclosed proxy statement, the Board determined that the offer was against the best interests of all shareholders.

      Your Board asks you to consider the facts and our qualifications. Based upon them, we recommend that you vote on the WHITE proxy card FOR the election of your Board's nominees as directors and FOR the ratification of the appointment of independent auditors.

      We urge you to read the enclosed proxy statement in its entirety for a more complete description of Ultrak's proxy contest and the reasons you should vote in favor of your Board's nominees.

      Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted. You are requested to sign, date and mail the enclosed WHITE proxy card promptly. Returning a signed and dated WHITE proxy card will not prevent you from voting in person at the Annual Meeting, should you later decide to do so.

      If you have any questions or need assistance in voting your shares, please contact our proxy solicitors, MacKenzie Partners, toll-free at
(800) 322-2885.

     Your continued interest and participation in the affairs of the Company are most appreciated.

                                    Sincerely,

                                    /s/ Karl H. Kostusiak
                                    Karl H. Kostusiak
                                    Chairman and CEO


FORWARD-LOOKING STATEMENTS

     This letter contains forward-looking information which involves expressions of management's current expectations. All forward-looking information is subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ materially from management's current expectations. Information concerning factors that could cause actual results to differ materially from management's current expectations are set forth in the section entitled "Risk Factors" in the Company's 2000 Annual Report on Form 10-K, as amended.

VOTE YOUR WHITE PROXY TODAY!

If you have any questions or need assistance voting your shares, please contact:

                          MacKenzie Partners, Inc.
                              156 Fifth Avenue
                          New York, New York 10010
                        proxy@mackenziepartners.com
                       (212) 929-5500 (call collect)
                                     or
                         Toll-Free (800) 322-2885.